EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) by Griffin Perry, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Fermi Inc., a Texas corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: November 14, 2025

GRIFFIN PERRY:

/s/ Griffin Perry
Griffin Perry

CADDIS HOLDINGS, LLC

By:	/s/ Griffin Perry
Name:	Griffin Perry
Title:	Managing Member